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                                 EXHIBIT 10.17

                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is made and entered into effective as of the 16th day of March, 1997, by and among Halter Financial Group, Inc., a Texas corporation ("HFG") and Karts International Incorporated, a Nevada corporation (the "Client").

                                    RECITALS

         A.      HFG owns 15% of the outstanding capital stock of the Client.

         B. HFG is experienced in assisting publicly-held companies in shareholder and investor relations and financial public relations.

         C. HFG will provide certain consulting services to the Client on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Consulting Services. HFG hereby agrees to provide the following consulting services to the Client under the terms and conditions set forth in this Agreement:

         (a) Preparing a program of shareholder communications and relations including, but not limited to: (i) preparation or review of periodic letters to shareholders; (ii) preparation of a Company Profile; and (iii) preparation or review and distribution of press releases;

         (b) Preparing a program of communication with brokerage professionals, investment bankers, and market- makers including, but not limited to: (i) written communication with brokerage firms, investment bankers, and market- maker(s); (ii) introductions to retail brokers and investment bankers; (iii) assistance with brokerage presentations; (iv) coordinating conference calls with brokers; and

         (c) Providing such other general assistance and advice as may be mutually agreed by the parties.

         2. Compensation. As compensation for entering into this Agreement, the Client will pay to HFG $10,000.

         3. Expenses. The Client will be responsible for all costs, fees and expenses that HFG incurs in connection with the performance of the services under this Agreement. In the event that the parties agree that HFG will undertake any project for or on behalf of the Client outside the scope of this Agreement, the Client will approve and authorize the projected costs and expenses for such project. HFG will provide the Client with an itemized list of such costs
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and expenses that it incurs on behalf of the Client and the Client will reimburse HFG for such costs and expenses within 30 days of receipt thereof.

         4.      Term.   This Agreement shall commence on the execution date of
this Agreement and shall continue for a term of 12 months, unless terminated earlier pursuant to Section 5 hereof.

         5.      Termination.   This Agreement may be terminated:

         (a) if there has been a material breach of this Agreement and such breach has not been cured by the alleged breaching party on or before 30 days from the date of the receipt of written notice from the non-breaching party detailing the breach; or

         (b)     upon the mutual written agreement of the parties.

         6.      Remedies.   Upon termination of this Agreement for any reason,
the Client agrees to immediately pay all sums due to HFG in accordance with this Agreement. The Client agrees to pay a late charge of 1 1/2% per month on any amount due to HFG which has not been paid within the five days immediately following its due date until such amount shall have been paid in full.

         7. Accuracy of Information and Indemnification. The Client agrees to fully cooperate with HFG in the performance of HFG's consulting services as HFG may request. In this regard, the Client agrees to furnish to HFG complete, truthful and accurate information in all respects. The Client agrees to indemnify and hold harmless HFG from any loss, liability, damages, costs and expenses (including attorneys' and other professional fees) that HFG may incur as a result of the Client furnishing to HFG any untruthful or inaccurate information or failing to provide any material information necessary to make the statements being made or the information being furnished accurate and truthful in light of all the circumstances.

         8.      Miscellaneous.

         (a)     Assignability.   Unless otherwise agreed to in writing by both
         parties hereto, the rights, obligations and benefits established by this Agreement shall be nonassignable by either of the parties hereto and any such attempt of assignment shall be null and void and of no effect whatsoever.

         (b) Relationship of the Parties. The management and employees of HFG shall not be considered employees of the Client. Furthermore, the parties agree that HFG shall not be deemed to be an employee, servant, partner or joint venturer of the Client. HFG shall be considered an independent contractor for all purposes.

         (c)     Entire Agreement.   This Agreement contains the entire
         agreement of the parties with respect to the subject matter hereof, and may not be changed except by a writing signed by the party against whom enforcement or discharge is sought.





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         (d)     Waiver of Breach.   The waiver by either party of a breach of
         any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

         (e)     Construction of Language.   The language used in this
         Agreement shall be construed as a whole according to its fair meaning, and not strictly for nor against either party.

         (f)     Captions and Headings.   The paragraph headings throughout
         this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

         (g)     State Law.   This Agreement, its interpretation and its
         application shall be governed by the laws of the State of Texas.

         (h)     Counterparts.   This Agreement may be executed in multiple
         counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
         Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

         (i)     Costs.   In the event of any legal proceeding between any of
         the parties to enforce or defend the terms and rights set forth in this Agreement, the prevailing party or parties shall be paid all reasonable costs of such legal proceeding, including but not limited to, attorneys' fees by the other party or parties.

         (j)     Notices and Waivers.   Any notice or waiver required or
         permitted to be given by the parties hereto shall be in writing and shall be deemed to have been given, when delivered, three business days after being mailed by certified or registered mail, faxed during regular business hours of the recipient and there is confirmation of receipt, or sent by prepaid full rate telegram to the following addresses:

         To HFG:

         Timothy P. Halter, President
         Halter Financial Group, Inc.
         4851 LBJ Freeway, Suite 201
         Dallas, Texas 75244

         To the Client:

         Mr. V. Lynn Graybill, President
         Karts International Incorporated
         109 North Park Boulevard, Suite 210
         Covington, Louisiana 70433





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                 IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day first above written.


HALTER FINANCIAL GROUP, INC.


By: /s/ TIMOTHY P. HALTER
  --------------------------------
  Timothy P. Halter, President


KARTS INTERNATIONAL INCORPORATED


By: /s/ V. LYNN GRAYBILL
  --------------------------------
  V. Lynn Graybill, President





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